DIGITAL NICHE AGENCY

CONSULTING SERVICES ENGAGEMENT AGREEMENT

PROPOSAL OF SERVICES

SCOPE OF WORK

Name	Price	Term (Months)	Subtotal
Live Campaign Services			
Campaign Retainer: ***Rate: Covered in other agreement*** ***Term:*** Team Dynamic, Strategy, Consulting, Management & Reporting	$0.00	0	$0.00
Content Marketing: ***Rate: $7,500*** ***Term: Month to Month*** • Social: 3 weekly posts on 3 channels • Email: Weekly Blast & 2 Drip Funnels • Long-Form: Bi-Weekly Blog, Monthly Webinar, and Press Release *Month 1 deliverables begin after 2-week setup.* *Deliverables are met when submitted. Client has one week for edits.*	$7,500.00	1	$7,500.00
Declined Services: • N/A	$0.00	0	$0.00

$7,500.00

Total Cost (All Services) $7,500.00

Payment Schedule of Services

Term	Payment	Services Covered	Payment Schedule
Month to Month	$7,500	• Content Marketing	This payment will be processed the same day this agreement is signed.

Payments are considered Past Due 3 days after the due date. Past due invoices will be charged a late fee of 1% per day over the contracted actual billing period. After 30 days of default this account will considered delinquent. Delinquent accounts will be reported to the tax bureau and sent to collections. Except as otherwise provided herein, the Maker shall pay all costs of collection, including reasonable attorneys' fees.

DIGITALNICHEAGENCY

ENGAGEMENT TERMS & CONDITIONS

THIS CONSULTING SERVICES ENGAGEMENT AGREEMENT

(hereinafter "Agreement") is made and entered into as of this 08 / 15 / 2023 by and among

(Business name) NileBuilt, Corp

(Type of business) Development

located at 4521 Campus Dr., Unit 145 Irvine, CA 92602

(hereinafter as the "Client"), and by and among Digital Niche Agency, Inc. (DNA), a California corporation with its principal place of business located at 475 Washington Blvd, Marina Del Rey, CA 90292 (hereinafter "Consultant").

1. Consulting Services. Consultant shall furnish the Client with its best advice, information, judgment, and knowledge in performing the services set forth more fully within the Scope of Work, which is attached hereto and incorporated herein by reference (See Proposal of Services above). Consultant makes no warranties nor guarantees with respect to any of its services herein and/or the results associated with Client's campaign objectives as the Client's input, direction and timely responsiveness are all critical to the successful completion the Consultant's engagement herein, the Client understands and acknowledges that its full cooperation herein is essential to successful outcomes and Consultant's performance herein is contingent thereon.

2. Term. The Term of this Agreement is set forth in the Scope of Work, which is attached hereto and incorporated herein by reference (See Proposal of Services above).

3. Scope of Work. The Scope of Work is attached hereto and incorporated herein by reference (See Proposal of Services above).

4. Compensation. For all services that Consultant is agreeing to perform herein, and in consideration thereof, the Client agrees to pay Consultant in accordance with the Budget set forth in the Proposal of Services which is attached hereto and incorporated herein by reference (See Proposal of Services above). Client agrees to pay for the services herein by way of payments via ACH debit payment.

(A) Fees on payments. There will be no fees associated with payments made through ACH, whereas Client agrees to pay an additional 3% for credit card transactions. Exhibit A, which is attached hereto and incorporated herein by reference, is a Payment Authorization form which Client must fill-out and correctly complete in order to start services and insure timely payments to Consultant by way of debits from Client's bank account as agreed to herein.

(B) Frequency of payments. Client will be responsible for making payments which will be set up on a thirty (30) day billing cycle from the date this Agreement is signed. These payments will be automatically deducted in accordance with the Fee Payment Schedule (See Proposal of Services above) based upon Client's payment preference as set out in Exhibit A, the Payment Authorization form.

(C) Pauses or cancellations of payments. Client may pause or cancel payments by contacting Digital Niche Agency at least seven (7) days prior to the scheduled billing date.

(D) Overage and underage on budgeted amounts. Any overages and underage's on the Client's media budget shall be balanced and corrected throughout the remaining Term of the Agreement. **Each payment shall be deemed earned upon receipt and shall not, under any circumstances, be refundable.**

(E) Auto renewal of services. Services will auto-renew if the Agreement is not terminated with 7-day notice.

Initial by client: S.L. (By your initial hereto, you are acknowledging that you understand, and voluntarily agree to the compensation terms set forth herein above.)

5. Confidential Business Information. Consultant agrees to keep Client's Confidential Business Information in the strictest of confidence. Consultant shall continue to do so, except as may be necessary to perform its duties hereunder, or as may otherwise be required by law, during the term of this Agreement and for a period of one (1) year thereafter.

(A) "Confidential Business Information" shall mean any nonpublic information of a competitively sensitive or personal nature and which Client identifies in writing to Consultant as such, which is acquired by Consultant in connection with performing services for the Client. Such information may include (without limitation) oral and written information concerning the Client's financial positions and results of operations (revenues, margins, assets, net income, etc.)), annual and long-range business plans, marketing plans and methods, processes, account invoices, oral or written customer information, and personnel information.

(B) Reporting Documentation. Upon successful performance pursuant to this Agreement, Consultant is hereby given unqualified consent and permission by Client to feature, publish, promote, and/or share with others Client's campaign metrics in Case Study documents and other promotional materials. Client may withdraw this consent and permission at any time, in writing to Consultant, and request removal of any references to Client's name in such Case Study documents and other promotional materials.

6. Termination. This Agreement may be prematurely terminated by the Client upon five (5) days advanced written notice to Consultant for any reason and without cause. If the Agreement is prematurely terminated by the Client, Client shall not be entitled to a refund of any amounts already paid to Consultant, and further, Client shall also be responsible for payment to Consultant in accordance with paragraph 4(E) above. Consultant may terminate this Agreement for "Good Cause" in the event Client breaches any of the terms of this Agreement and/or Client fails to cooperate with Consultant thereby affecting in any way Consultant's performance herein. Further, this Agreement may be terminated in the event a breaching party fails to cure a breach within five (5) days after receipt of notice of such breach. In addition, this Agreement shall terminate automatically under its own terms herein when the scope of work as described in paragraph 3 (Scope of Work) above has been completed.

7. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

8. Binding Arbitration of all and all disputes. By signing below, the Parties agree that any and all disputes between them regarding construction, application and/or performance of any obligations under this Agreement and any claim arising out of and/or relating thereto and/or its breach, including, but not limited to, claims for breach of contract, negligence, misrepresentation, fraud, and disputes regarding fees, refunds and/or reimbursement of expenses arising under this Agreement shall be submitted to binding arbitration with an agreed-upon independent private mediation/arbitration service or tribunal specializing in contract issues, such as ADR Services, JAMS/EnDispute or Judicate West, to be heard by a single Arbitrator, upon the written request of either Party after the service of that request on the other Party. If the Parties cannot agree upon the selection of an individual arbitrator, then the appointed administrative case manager of the arbitration tribunal shall select the Arbitrator.

(A) The Parties agree to equally split any required pre-arbitration hearing fees, costs, and expenses; with the prevailing Party in any such proceeding entitled to reimbursement of their share of any pre-arbitration hearing fees, costs and expenses or any other fees, costs and expenses incurred by the prevailing Party in connection therewith.

(B) The Parties shall each have the right of discovery in connection with any arbitration proceeding in accordance with California Code of Civil Procedure, Section 1283.05.

(C) Any Award of Arbitrator and reimbursement of fees, costs and out-of-pocket expenses including reasonable attorneys' fees, incurred by the prevailing Party will then be confirmed as Judgment by Los Angeles Superior Court and enforced in accordance therewith

(D) Venue and jurisdiction for any binding arbitration or any other legal proceeding in connection with this Agreement shall be in the County of Los Angeles, State of California.

Initial by Client S.L. **Initial by Consultant:**

By signing their initials above, the Parties hereby acknowledge, warrant, and represent that they have been given a reasonable opportunity to consider this provision and consult with their own independent legal counsel and in agreeing to the provisions of this Section, are knowingly and voluntarily waiving substantive legal and due process rights afforded them under applicable state and federal law.

9. Intellectual Property.

(A) All work and services hereunder are considered a "work-made-for-hire" specially ordered or commissioned by Client with Client being deemed the sole author of such work and owner of all such results and proceeds. If for any reason the work or services provided under this Agreement are deemed not to be a work for hire, then Consultant hereby transfers and assigns all rights, ownership and interest in the work and services (including all results and proceeds) to Client, including all interest in the copyrights in the work and services, and in any other intellectual property or moral rights in the Work. Client shall have no obligation to use the results and proceeds from this Agreement in any manner at any time.

(B) Additionally, Consultant agrees to execute any documentation necessary to ensure such intellectual property rights are granted to Client. Notwithstanding the foregoing any failure of Consultant to execute any such documents shall not affect any of the rights granted herein to Client. In that regard, Consultant hereby grants Client the right, as attorney-in-fact, to execute, acknowledge and record any and all such documents.

(C) Client represents, guarantees, and warrants to Consultant that:

(1) That in performing under this Agreement, Client will not violate the terms of any agreement with any third party nor violate any laws, statutes, regulations, and/or ordinances of the United States and/or the State of California; and

(2) Any content, materials, work product and/or "writings" as defined by California Evidence Code, Section 250, provided to Consultant by Client, do not and will not infringe upon, violate, and/or misappropriate any patent, copyright, trade secret, trademark, contract, and/or any other publicity right, privacy right, and/or proprietary right of any third party; and

(3) Client will not, at any time during the term of this Agreement, misappropriate, unlawfully use, and/or infringe upon any and all intellectual property rights belonging to any and all third parties, including but not limited to infringement of any copyright, trademark, patent and/or trade secrets belonging to a third party.

10. Defense and Indemnity. Each Party shall fully defend, indemnify and hold the other Party and their respective officers, employees, agents, heirs, successors, assigns and licensees harmless from any and all claims, actions and/or proceedings, and any and all resulting losses, damages, costs and expenses (including reasonable attorneys' fees) arising from any claim, action and/or proceeding based upon or in any way related to the other Party's breach or alleged breach of any representation, warranty or covenant in this Agreement, and/or from any acts and/or omissions of the other Party allegedly giving rise to such claims, actions and/or proceedings. A Party shall timely tender its defense and demand indemnification to the other Party, in writing, within not more than thirty (30) days after the tendering Party has received notice of any claims, actions and/or proceedings giving rise to a defense and indemnity pursuant to this Agreement.

11. Binding Agreement. The rights and obligations of the Parties under this Agreement shall inure to the benefit of and shall be binding upon their respective heirs, successors and/or assigns.

12. Relationship of Parties. The Consultant is an independent contractor. Both parties acknowledge and agree that Consultant's engagement hereunder is not exclusive and that either Party may provide to, or retain from, others similar such services provided that it does so in a manner that does not otherwise breach this Agreement. Neither Party is, nor shall claim to be, a legal agent, representative, partner or employee of the other, and neither shall have the right or authority to contract in the name of the other nor shall it assume or create any obligations, debts, accounts, or liabilities for the other.

13. Notices. Save and except the operational communications between Client and Consultant referenced in the Proposal of Services, which is attached hereto and incorporated herein by reference, any other notices and/or other communications required and/or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, three (3) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by email with confirmation to the recipient at the following addresses:

If to the Client:

Company Name: NileBuilt, Corp

Attn: Scott Long

Mailing Address: 4521 Campus Dr., Unit 145

Email: scott.long@nilebuilt.com

If to the Consultant:

Digital Niche Agency, Inc. (DNA)

Attn: Ted Horton-Billard, General Counsel

475 Washington Blvd, Marina Del Rey, CA 90292

Email: thortonbillard@aol.com

14. Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the Parties herein are cumulative and the waiver by a Party of any single remedy shall not constitute a waiver of such Party's right to assert all other legal remedies available to him/her/it under the circumstances.

15. Governing Law and Venue. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of California without reference to conflicts of law. Further, the appropriate venue for any and all disputes, claims and/or actions in any way connected with and/or arise from this Agreement shall be the Los Angeles County Superior Court.

16. Captions and Section Headings. The various captions and section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of any of the provisions of this Agreement.

15. Entire Agreement. With respect to its subject matter, this Agreement and its attachments constitute the entire understanding of the Parties superseding all prior agreements, understandings, negotiations, and discussions between them whether written or oral, and there are no other understandings, representations, warranties, or commitments with respect thereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement on [redacted], and this Agreement is hereby effective as of said date.

Client	Consultant, Digital Niche Agency (DNA)
By: *Scott Long*	By: *TIM MARTINEZ*
Print name: Scott Long	Print name: Tim Martinez
Print title: CEO	Print title: COO / Partner
An authorized representative of Client	An authorized representative of Consultant

Credit Card Authorization Form For Billing:

Please note there is a 3% Credit Card Processing Fee.

Credit Card Type: Master Card

$7,500

Name on Credit Card: Manoj Krishan

Credit Card Number: 4388540070078786

Credit CardExpiration Date: 02/24

CVC/CVV Code located on back of your card: 205

Full Street Address: 5910 Sante Fe Springs

Zip Code: 77041

Cell Phone Number: 2819240618

Email Address: manoj.krishan@nilebuilt.com

Cardholder – Print Name, Sign and Date Below:

Print Name: Manoj Krishan

Signed: Scott Long

Dated: 08 / 15 / 2023

Thank you for signing our service engagement agreement and for placing your confidence in our organization to meet your digital marketing needs. We look forward to connecting you with our knowledgeable and friendly team.

Signature Certificate

Reference number: KPAGS-BNASA-ADDSP-RMNGE

Signer	Timestamp	Signature
Scott Long Email: scott.long@nilebuilt.com		
Sent:	14 Aug 2023 23:05:05 UTC	
Viewed:	15 Aug 2023 22:13:16 UTC	
Signed:	15 Aug 2023 22:19:18 UTC	
Recipient Verification:		IP address: 128.200.214.92
✔Email verified	15 Aug 2023 22:13:16 UTC	Location: Irvine, United States

Document completed by all parties on:

15 Aug 2023 22:19:18 UTC

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